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                                                                     Exhibit 3.3


                                EXELIXIS, INC.
                          CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION,
                               OF EXELIXIS, INC.


     Exelixis, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY
CERTIFY:

     FIRST:   The name of this Corporation is Exelixis, Inc.

     SECOND: The original Certificate of Incorporation of Exelixis, Inc. was filed with the Secretary of the State of Delaware on November 15, 1994. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 25, 1999 (the "Restated Certificate"). A Certificate of Amendment of Restated Certificate of Incorporation was filed by the Secretary of State of the State of Delaware on February 4, 2000 (the "Certificate of Amendment").

     THIRD:   The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Restated Certificate as follows:

          The first paragraph of Article Fourth shall be amended and restated to read in its entirety as follows:

     "The total number of shares of all classes of stock which the Corporation shall have the authority to issue is eighty-five million five hundred twenty-six thousand eight hundred and nineteen (85,526,819), consisting of fifty million (50,000,000) shares of Common Stock, par value $.001 per share, five hundred twenty-six thousand eight hundred and nineteen (526,819) shares of Class B Common Stock, par value $.001 per share and thirty-five million (35,000,000) shares of Preferred Stock, par value $.001 per share (the "Preferred Stock") of which (i) five million eight hundred seventeen thousand four hundred sixty four (5,817,464) shares have been designated as Series A Convertible Preferred Stock, par value $.001 per share, (ii) thirteen million (13,000,000) shares have been designated as Series B Convertible Preferred Stock, par value $.001 per share,
(iii) seven million eight hundred and seventy-five thousand (7,875,000) shares have been designated as Series C Convertible Preferred Stock, par value $.001 per share, (iv) seven million five hundred thousand (7,500,000) shares have been designated as Series D Convertible Preferred Stock, par value $.001 per share, and (v) eight hundred seven thousand, five hundred thirty six (807,536) shares are shares of undesignated Preferred Stock, par value $.001 per share. Upon the filing of this Certificate of Amendment, every four (4) shares of Common Stock outstanding shall be combined into three (3) shares of Common Stock; provided, however, that the Corporation shall issue no fractional shares of Common Stock, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of such fractional share."

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     FOURTH:  Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was approved, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     FIFTH:   All other provisions of the Restated Certificate shall remain in full force and effect.

     IN WITNESS WHEREOF, Exelixis, Inc. has caused this Certificate of Amendment to be signed by the President and Chief Executive Officer and the Secretary this 5th day of April, 2000.

                              EXELIXIS, INC.

                              By: /s/ George A. Scangos
                                 -------------------------------------
                                 George A. Scangos, Ph.D.
                                 President and Chief Executive Officer

ATTEST:


/s/ Glen Y. Sato
-------------------------
Glen Y. Sato
Secretary

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